ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (“ASSIGNMENT”) is made by and between Puerto Rico Industrial Commercial Holdings Biotech Corp., a corporation duly formed pursuant to the laws and regulations of the Commonwealth of Puerto Rico (“ASSIGNOR”); Project 1493, LLC, a Limited Liability Corporation duly formed pursuant to the laws and regulations of the Commonwealth of Puerto Rico (“ASSIGNEE”), and Jose Ramon Carino Ribot, owner of the property subject to this Assignment (“LANDLORD”).

FOR VALUABLE CONSIDERATION, the parties herein agree to the following terms and conditions set forth below:

1.	The Landlord and the Assignor have entered into a lease agreement, dated August 30th 2016, regarding the premises described therein. A true and correct copy of the Lease is attached hereto and made a part hereof as “Exhibit A”.

2.	The Assignor hereby assigns and transfers to the Assignee all of Assignor’s rights and delegates all of Assignor’s duties under the Lease dated August 30th, 2016.

3.	Assignee hereby accepts this Assignment and assumes and agrees to fulfill all tenant obligations, terms and conditions of the Lease from this date forward for the remainder of the term thereof to the same extent as if it had been the original tenant under the Lease. The Assignee further agrees to indemnify and hold the Assignor harmless from any breach of Assignee’s duties hereunder, except for the lease payment obligation were the Assignor shall remain fully responsible during the first three (3) years of original term of this contract

4.	The Assignor agrees to transfer possession of the leased premises to the Assignee on the Effective Date. All rents and obligations of the Assignor under the Lease accruing before the Effective Date shall have been paid or discharged. Landlord confirms in this act that Assignor has an outstanding balance of $1,946.70 for reimbursement of property taxes and insurance that needs to be paid on or before the execution of this Agreement. The Landlord hereby assents to the assignment of the Lease hereunder and as of the Effective Date hereby releases and discharges the Assignor from all duties and obligations under the Lease accruing after the Effective Date. The Assignee will pay next month rent to Landlord at execution date of this Agreement in certified check.

5.	This assignment of the Lease also includes the transfer of the security deposit referenced therein. Assignor hereby releases unto Assignee all of Assignor’s right, title and interest in the deposit. Landlord shall continue to hold the deposit as security for the faithful performance of the Lease.

6.	There shall be no further assignment of the Lease without the written consent of the Landlord.

7.	This agreement shall bind the parties, their legal representatives, successors and assigns. The Assignee assumes and undertakes all of the terms and conditions of the lease as his own obligation.

8.	This agreement contains the entire understanding of the parties. It may not be changed orally. This agreement may be amended or modified only by written consent of the parties.

IN WITNESS WHEREOF, the parties set their signatures on the date expressed below.

Assignor	Date

Assignee	Date

Landlord	Date